                        MUTUAL FUNDS SERVICE AGREEMENT

                 TRUST ADMINISTRATION AND COMPLIANCE SERVICES

                           TRUST ACCOUNTING SERVICES



























           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                                 NOVEMBER 2001

                        MUTUAL FUNDS SERVICE AGREEMENT

                               TABLE OF CONTENTS
                               -----------------

         SECTION                                                                               PAGE
         -------                                                                               ----

1.       Appointment                                                                             1
2.       Representations and Warranties                                                          1
3.       Delivery of Documents                                                                   3
4.       Services Provided                                                                       3
5.       Fees and Expenses                                                                       4
6.       Limitation of Liability and Indemnification                                             6
7.       Duration and Termination                                                                8
8.       Notices                                                                                 8
9.       Waiver                                                                                  9
10.     Force Majeure                                                                            9
11.     Amendments                                                                               9
12.     Severability                                                                             9
13.     Governing Law                                                                            9
14.     Miscellaneous                                                                           10
15.     Confidentiality                                                                         10
16.     Signatures                                                                              10

Schedule A - Fees and Expenses                                                                 A-1
Schedule B - Trust Administration and Compliance Services Description                          B-1
Schedule C - Trust Accounting Services Description                                             C-1

                        MUTUAL FUNDS SERVICE AGREEMENT

         AGREEMENT made as of November 30, 2001 by and between the AXA PREMIER FUNDS TRUST ("Trust"), a business trust organized under Delaware law, and THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES ("Equitable"), a New York Stock Life Insurance Company.

                                  WITNESSETH:

         WHEREAS, the Trust is registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust wishes to contract with Equitable to provide certain administrative, accounting and compliance services with respect to the Trust, including its constituent Funds (the "Funds" and, each, a "Fund");

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. APPOINTMENT. The Trust hereby appoints Equitable to provide administrative, accounting and compliance services for the Trust, as described hereinafter, subject to the supervision of the Board of Trustees of the Trust (the "Board") and Equitable, the Trust's manager ("Manager"), for the period and on the terms set forth in this Agreement. Equitable accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of, and Schedule A to, this Agreement.

         2. REPRESENTATIONS AND WARRANTIES. (a) Equitable represents and warrants to the Trust that:

                            (i)   Equitable is a corporation, duly organized and
existing under the laws of the State of New York;

                            (ii)  Equitable is duly qualified to carry on its
business in the Commonwealth of Massachusetts in performance of its duties under this Agreement;

                            (iii) Equitable is empowered under applicable laws
and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                            (iv)  all requisite corporate proceedings have been
taken to authorize Equitable to enter into and perform this Agreement;

                            (v)   Equitable has, and will continue to have,
access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

                            (vi)  no legal or administrative proceedings have
been instituted or threatened which would impair Equitable's ability to perform its duties and obligations under this Agreement; and

                            (vii) Equitable's entrance into this Agreement
shall not cause a material breach or be in material conflict with any other agreement or obligation of Equitable or any law or regulation applicable to Equitable.

                   (b) The Trust represents and warrants to Equitable that:

                            (i)   the Trust is a Delaware business trust, duly
organized and existing and in good standing under the laws of the State of Delaware;

                            (ii)  the Trust is empowered under applicable laws
and by its Charter Document and By-Laws to enter into and perform this Agreement;

                            (iii) all requisite proceedings have been taken to
authorize the Trust to enter into and perform this Agreement;

                            (iv)  the Trust is an investment company properly
registered under the 1940 Act,

                            (v)   a registration statement under the Securities
Act of 1933, as amended ("1933 Act") and the 1940 Act on Form N-1A has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

                            (vi)   no legal or administrative proceedings have
been instituted or threatened which would impair the Trust's ability to perform its duties and obligations under this Agreement;

                            (vii)  the Trust's registration statements comply
in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Trust's prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

                            (viii) the Trust's entrance into this Agreement
shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

         3. DELIVERY OF DOCUMENTS. The Trust will promptly furnish to Equitable such copies, properly certified or authenticated, of contracts, documents and other related information, other than confidential documents or information, that Equitable may reasonably request or require to properly discharge its duties. Such documents may include but are not limited to the following:

             (a) Resolutions of the Board authorizing the appointment of Equitable to provide certain services to the Trust and approving this Agreement;

             (b) The Trust's Declaration of Trust;

             (c) The Trust's By-Laws;

             (d) The Trust's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

             (e) The Trust's registration statement including exhibits, as amended, on Form N-1A (the "Registration Statement") under the 1933 Act and the 1940 Act, as filed with the SEC;

             (f) Copies of the Investment Management Agreement between the Trust and the Manager (the "Management Agreement");

             (g) Copies of each of the Investment Advisory Agreements between the Manager and the investment advisers;

             (h) Opinions of counsel and auditors' reports;

             (i) The Trust's prospectus(es) and statement(s) of additional information relating to all trusts, series, Funds and classes, as applicable, and all amendments and supplements thereto (such prospectus(es) and statement(s) of additional information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectuses"); and

             (j) Such other material agreements as the Trust may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

         4. SERVICES PROVIDED. (a) Subject to the control, direction and supervision of the Board and in compliance with the objectives, policies and limitations set forth in the Trust's Registration Statement, Declaration of Trust and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board, Equitable shall have general responsibility for the oversight of the Trust's administrative operations and will provide the following services:

             (i) Trust Administration,

             (ii) Compliance Services , and

             (iii) Trust Accounting.

A detailed description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

         (b) Equitable will also:

                   (i) provide, without additional cost to the Trust except for out-of-pocket expenses, office facilities in an appropriate location with respect to the provision of the services contemplated herein (which may be in the offices of Equitable or a corporate affiliate of Equitable);

                   (ii) provide, without additional remuneration from or other cost to the Trust except for out-of-pocket expenses, the services of individuals to serve as officers of the Trust who will be designated by Equitable and elected by the Board subject to reasonable Board approval;

                   (iii) provide or otherwise obtain, without additional remuneration from or other cost to the Trust except for out-of-pocket expenses, personnel sufficient for provision of the services contemplated herein;

                   (iv) furnish, at no additional cost to the Trust except for out-of-pocket expenses, equipment and other materials, which are necessary or desirable for provision of the services contemplated herein; and

                   (v) keep records, at no additional cost to the Trust except for out-of-pocket expenses, relating to the services provided hereunder in such form and manner as Equitable may deem appropriate or advisable. To the extent required by Section 31 of the 1940 Act and the rules thereunder, Equitable agrees that all such records prepared or maintained by Equitable relating to the services provided hereunder are the property of the Trust and will be preserved for the periods prescribed under Rule 3la-2 under the 1940
Act and made available in accordance with such Section and rules.

                (c) Sub-Contracting. Equitable is hereby authorized to retain third parties and is hereby separately authorized to delegate some or all of its duties and obligations hereunder to such person or persons. The compensation of such person or persons shall be paid by Equitable, as applicable, and no obligation shall be incurred on behalf of the Trust in such respect. Equitable shall be liable to the Trust for the acts of such third parties as set forth in Section 6 hereunder. The division of Equitable's duties and obligations hereunder between those to be delegated and those to be performed by Equitable shall be in Equitable's sole discretion and may be changed from time to time by Equitable.

         5. FEES AND EXPENSES. (a) As compensation for the services rendered to the Trust pursuant to this Agreement, as set forth in Section 4 and in Schedules B and C hereof, the Trust shall pay Equitable monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. If this Agreement becomes effective or the provision of services under this Agreement terminates before the end of any month, the fee for the part of the month from the effective date to the end of the month or from the beginning of the month to the date of such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

              (b) For the purpose of determining fees calculated as a function of the Trust's net assets, the value of the Trust's net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board.

              (c) The Trust may request additional services, additional processing, or special reports, with such specifications and requirements as may be reasonably required by Equitable. If Equitable elects to provide such additional services or arrange for their provision, it shall be entitled to additional fees and expenses.

              (d) Equitable will bear its own expenses, in connection with the performance of the services under this Agreement, except as provided herein or as agreed to by the parties. The Trust agrees to bear all expenses that are incurred in its operation and not specifically assumed by Equitable. Such other expenses to be incurred in the operation of the Trust and to be borne by the Trust, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and trustees who are not officers, directors, shareholders or employees of Equitable, or the Manager, the Trust's investment advisers, transfer agent, or distributor, SEC and state registration and qualification fees, levies, fines and other charges; EDGAR filing fees, processing services and related fees; postage and mailing costs; costs of share certificates; management, investment advisory, transfer agency, distribution, shareholder service and administration fees; charges and expenses of data services, independent public accountants
(including expenses of tax preparation i.e., Federal Form 1120-RIC and Form
8613) and custodians; insurance premiums including fidelity bond premiums;
legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of trust existence; expenses of typesetting and printing of Trust prospectuses for regulatory purposes and for distribution to current shareholders of the Trust (for classes of shares of any of the Funds that have adopted a Rule 12b-1 plan, such classes of shares may bear the expense of all other printing, production, and distribution of prospectuses, and marketing materials provided to potential investors); expenses of printing and production costs of shareholders' reports and proxy statements and materials; expenses of proxy solicitation, proxy tabulation and Trust shareholder meetings; costs and expenses of Trust stationery and forms; costs associated with Trust shareholder and Board meetings; trade association dues and expenses; charges and expenses related to any computer system licensed to Equitable and used to produce Trust shareholder reports under this Agreement, provided, however, that the Trust will only be responsible for a pro-rata share of such charges and expenses based upon the number of shareholder reports produced by Equitable utilizing this system; and any extraordinary expenses and other customary Trust expenses. In addition, Equitable may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of the Trust. The Trust will reimburse Equitable for the Trust's share of the cost of such services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Trust.

              (e) All fees, approved out-of-pocket expenses, or additional charges of Equitable shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice. Out-of-pocket expenses shall be considered and approved in accordance with Expense Approval Guidelines as mutually agreed upon by the parties hereto from time to time.

              (f) Equitable will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month.

              (g) The Trust must notify Equitable in writing of any contested amounts within ninety (90) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

         6.   LIMITATION OF LIABILITY AND INDEMNIFICATION.

              (a) Equitable shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Trust, in connection with the matters to which this Agreement relates, except for a loss or expense caused by or resulting from or attributable to willful misfeasance, bad faith or negligence on Equitable's part (or on the part of any third party to whom Equitable has delegated any of its duties and obligations pursuant to Section 4(c) hereunder) in the performance of its (or such third party's) duties or from reckless disregard by Equitable (or by such third party) of its obligations and duties under this Agreement (in the case of Equitable) or under an agreement with Equitable (in the case of such third party) or, subject to Section 10 below, Equitable's (or such third party's) refusal or failure to comply with the terms of this Agreement (in the case of Equitable) or an agreement with Equitable (in the case of such third party) or its breach of any representation or warranty under this Agreement (in the case of Equitable) or under an agreement with Equitable (in the case of such third party). In no event shall Equitable (or such third party) be liable for any indirect, incidental special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if

Equitable (or such third party) has been advised of the likelihood of such loss or damage and regardless of the form of action.

              (b) Except to the extent that Equitable may be held liable pursuant to Section 6(a) above, Equitable shall not be responsible for, and the Trust shall indemnify and hold Equitable harmless from and against any and all losses, damages, costs, reasonable attorneys' fees and expenses, payments, expenses and liabilities, including but not limited to those arising out of or attributable to:

                    (i) any and all actions of Equitable or its officers or agents required to be taken pursuant to this Agreement;

                    (ii) the reliance on or use by Equitable or its officers or agents of information, records, or documents which are received by Equitable or its officers or agents and furnished to it or them by or on behalf of the Trust, and which have been prepared or maintained by the Trust or any third party on behalf of the Trust;

                    (iii) the Trust's refusal or failure to comply with the terms of this Agreement or the Trust's lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

                    (iv) the breach of any representation or warranty of the Trust hereunder;

                    (v) the reliance on or the carrying out by Equitable or its officers or agents of any proper instructions reasonably believed to be duly authorized, or requests of the Trust;

                    (vi) any delays, inaccuracies, errors in or omissions from information or data provided to Equitable by data services, including data services providing information in connection with any third party computer system licensed to Equitable, and by any corporate action services, pricing services or securities brokers and dealers;

                    (vii) the offer or sale of shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Trust or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;

                    (viii) any failure of the Trust's registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Trust's prospectus;

                    (ix) except as provided for in Schedule B.III., the actions taken by the Trust, its Manager, its investment advisers, and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply, and

                    (x) all actions, inactions, omissions, or errors caused by third parties to whom Equitable or the Trust has assigned any rights and/or delegated any duties under this Agreement at the specific request of or as required by the Trust, its Funds, investment advisers, or Trust distributors.

         The Trust shall not be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) even if the Trust has been advised of the likelihood of such loss or damage and regardless of the form of action, except when the Trust is required to indemnify Equitable pursuant to this Agreement.

         7. DURATION AND TERMINATION. (a) This agreement shall become effective on the date first written above. Unless sooner terminated as provided in this Section 7(a), this Agreement shall continue in effect until one year after the date first written above. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Board who are not parties to this Agreement or "interested persons" of such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by a vote of a "majority of the outstanding voting securities" of the Trust; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by vote of a majority of the entire Board or a vote of a "majority of the outstanding voting securities" of the Trust, on sixty (60) days' prior written notice to Equitable or by Equitable at any time, without the payment of any penalty, on sixty (60) days' prior written notice to the Trust. (As used in this Agreement, the terms "majority of the outstanding voting securities" and "interested persons" shall have the same meaning as such terms have in the 1940 Act. Upon termination of this Agreement, the Trust shall pay to Equitable such compensation and any documented and agreed upon out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

         8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt, if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

    If to the Trust:

                  AXA Premier Funds Trust
                  c/o The Equitable Life Assurance Society of the United States 1290 Avenue of the Americas
                  New York, NY  10104
                  Attention:  Patricia Louie
                  Fax:  (212) 707-7350

    If to Equitable:

                  The Equitable Life Assurance Society of the United States 1290 Avenue of the Americas
                  New York, NY  10104
                  Attention:  Patricia Louie
                  Fax:  (212) 707-7350

         9. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

         10. FORCE MAJEURE. In the event Equitable is unable to perform its obligations or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, equipment failure, power failure or damage or other causes reasonably beyond its control, Equitable shall not be liable for any loss, damage, cost, charge, counsel fee, payment, expense or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision, however, shall in no way excuse Equitable from liability to the Trust for any and all losses, damages, costs, charges, counsel fees, payments and expenses, except for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), incurred by the Trust due to the non-performance or delay in performance by Equitable of its duties and obligations under this Agreement if such non-performance or delay in performance could have been reasonably prevented by Equitable through back-up systems and other procedures commonly employed by other administrators in the mutual fund industry, provided that Equitable shall have the right, at all times, to mitigate or cure any losses.

         11. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties, provided that any material modification or amendment is approved as set forth in Section 7(a) of this Agreement. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

         12. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

         13. GOVERNING LAW. This Agreement shall be governed by the substantive laws of the State of New York.

         14. MISCELLANEOUS. In performing its services hereunder, Equitable shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Trust and its custodians, officers and directors, investors, agents and other service providers which Equitable reasonably believes to be genuine, valid and authorized. Equitable shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel retained by the Trust, as necessary or appropriate.

         15. CONFIDENTIALITY. Equitable agrees that, except as otherwise required by law or in connection with any required disclosure to a regulatory authority or for purposes of performing its obligations hereunder, it will keep confidential all records and information in its possession relating to the Trust or its shareholders and will not disclose any confidential information except at the request or with the written consent of the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                                           AXA PREMIER FUNDS TRUST

                                           By: /s/ Steven M. Joenk
                                              ---------------------------------
                                           Name:    Steven M. Joenk
                                           Title:   President


                                           THE EQUITABLE LIFE ASSURANCE SOCIETY
                                           OF THE UNITED STATES

                                           By: /s/ Peter D. Noris
                                              ---------------------------------
                                           Name:    Peter D. Noris
                                           Title:   Executive Vice President

                        MUTUAL FUNDS SERVICE AGREEMENT

                                  SCHEDULE A
                               FEES AND EXPENSES

             TRUST ADMINISTRATION, ACCOUNTING AND COMPLIANCE FEES

 A. For the services rendered under this Agreement, the Trust shall pay to Equitable an annual fee in accordance with the following schedule:

       (i) $35,000 for each Fund, and for each multi-advised Fund, each "sleeve" of the multi-advised Fund. For purposes of this Agreement, a "sleeve" is defined as the portion of the Fund advised by a different Adviser or each discrete portion of the Fund (e.g., fixed income, equity) advised by an Adviser; and

       (ii)   With respect to the total Trust assets:

                0.15 of 1 % of total Trust assets;

 B. The foregoing calculations are based on the average daily net assets of the Trust, as described. The fees will be computed, billed and payable monthly.

 C. Approved out-of-pocket expenses, as provided in Section 5, will be computed, billed and payable monthly.

                        MUTUAL FUNDS SERVICE AGREEMENT

                                  SCHEDULE B
                  GENERAL DESCRIPTION OF TRUST ADMINISTRATION
                            AND COMPLIANCE SERVICES

 I.    GENERAL

       A. Coordinate and manage the work relationships among all service providers to the Trust.

       B. Perform trust operational management, including development of control procedures and monitor the performance of all service vendors to the Trust.

       C. Subject to the supervision of the Board as required, propose and carry out policies, particularly in the area of operational problem inquiry and resolution, such as potential/actual compliance violations, valuation of complex securities or those trading in problematic markets, and trust share valuation errors.

 II.   FINANCIAL AND TAX REPORTING

       A. Prepare management reports and Board materials, such as unaudited financial statements and summaries of dividends and distributions.

       B. Report Trust performance to outside services as directed by Trust management.

       C. Calculate dividend and capital gain distributions in accordance with distribution policies detailed in the Trust's prospectus(es) or Board resolutions. Assist Trust management in making final determinations of distribution amounts.

       D. Estimate and recommend year-end dividend and capital gain distributions necessary for each Fund to avoid the excise tax on undistributed income of a regulated investment company ("RIC") under Section 4982 of the Internal Revenue Code of 1986, as amended (the "Code").

       E. The Trust will advise Equitable of the declaration of any dividend or distribution and the record and payable date thereof at least five (5) days prior to the record date; and Equitable will make appropriate credits to each shareholder's account.

       F. Working with the Trust's independent public accountants and other appropriate persons, prepare and file the Trust's Federal tax return on Form 1120-RIC (or any similar Form and the Federal Excise Tax Return (Form 8613) (or any similar Form), along with all state and local tax returns where applicable.

              Will obtain all information concerning foreign tax filings prepared and filed in foreign jurisdictions necessary for Equitable to perform its obligations under this Agreement.

       G. Prepare for review by appropriate persons and file Trust's Form N-SAR with the SEC.

       H. Prepare and coordinate printing of Trust's semi-annual and annual reports to shareholders and file such reports with the appropriate regulatory agencies. Notwithstanding the foregoing, Equitable shall not be responsible for preparing the "President's Letters" or the "Management's discussion of each Fund's performance" but shall review the text of the "President's letters" and "Management's discussion of which Fund's performance" (which shall also be subject to review by the Trust's legal counsel).

       I. Prepare for review and approval by the Trust's officers financial information for the Trust's semi-annual and annual reports, proxy statements and other communications required or otherwise sent to the Trust's shareholders and arrange, if requested, for the printing and dissemination of such reports and communications.

       J. Provide financial information for Trust proxies and prospectuses including expense table.

       K. File copies of financial reports to shareholders with the SEC under Rule 30b2-1.

       L. Notify the separate accounts as to what portion, if any, of the distributions made by the Trust during the prior fiscal year were exempt-interest dividends under Section 852(b)(5)(A) of the Code.

       M. Provide Form 1099-MISC to persons other than corporations (i.e., Trustees) to whom the Trust paid more than $600 during the year.

 III.  FUND COMPLIANCE

       Equitable shall provide the following compliance services in conjunction with each Adviser's obligations pursuant to its Investment Advisory Agreement with the Trust and all applicable laws.

       A. Monitor and periodically test each Fund's compliance with investment restrictions (e.g., issuer or industry diversification, etc.) listed in the current prospectus(es) and Statement(s) of Additional Information.

       B. Monitor and periodically test, including on required quarterly testing dates, each Fund's compliance with the requirements of
              Section 851 of the Code and applicable Treasury Regulations for qualification as a RIC.

       C. Monitor and periodically test, including on required quarterly testing dates, each Fund's compliance with the requirements of
              Section 817(h) of the Code and applicable Treasury Regulations.

       D. Monitor each investment adviser's compliance with Board directives such as "Approved Issuers Listings for Repurchase Agreements", Rule 17a-7, Rule 17e-1 and Rule 12d-3 procedures.

       E. Mail quarterly requests for "Securities Transaction Reports" to the Trust's Trustees and Officers and "access persons" under the terms of the Trust's Code of Ethics and SEC regulations.

       F. Prepare, distribute, and utilize in compliance training sessions, comprehensive compliance materials, including compliance manuals and checklists, subject to review and comment by the Trust's legal counsel and develop or assist in developing guidelines and procedures to improve overall compliance by the Trust and its various agents.

 IV.   REGULATORY AFFAIRS AND CORPORATE GOVERNANCE

       A. Prepare, review and file post-effective amendments to the Trust's registration statement and supplements as needed with respect to the currently existing Funds only.

       B. Prepare and file proxy materials and administer shareholder meetings.

       C. Prepare agenda, collect background information and prepare all Board materials for Board meetings and distribute such materials to all necessary parties.

       D. Prepare minutes, and follow up on matters related to Equitable's responsibilities under this Agreement that are raised at all Board meetings.

       E. In coordination with the Manager, make reports and recommendations to the Board concerning the performance of each of the investment advisers and other service providers for the Trust, as the Board may reasonably request.

       F. Prepare and file with the SEC Rule 24f-2 Notices (and all similar state filings, if required by the states). Equitable shall not be responsible for preparing any legal opinions required in connection with Rule 24f-2 Notices.

       G. Review and monitor the fidelity bond and errors and omissions insurance coverage and the submission of any related regulatory filings.

       H. Prepare and update documents, such as the Agreement and Declaration of Trust, by-laws, and foreign qualification filings.

       I. Provide support and counsel with respect to routine regulatory examinations or investigations of the Trust and work closely with the Trust's legal counsel in response to any non-routine regulatory matters. Also, coordinate all communications and data collection with regard to any regulatory examinations and yearly audits by independent accountants.

       J.     Maintain general corporate calendar.

       K. Assist with preparations for, attend and prepare minutes of shareholder meetings.

       L. When requested provide consultation on regulatory matters relating to Fund management, Trust operations and any potential changes in each Fund's investment policies, operations or structure.

       M. Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect each Fund; update the Board and the Manager on those developments and provide related planning assistance where reasonably requested or appropriate.

 V.    ADMINISTRATION

       A. Furnish appropriate officers for the Trust, subject to Board approval.

       B. Prepare, propose and monitor the Trust budget, including prepare Trust, Fund or class expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors' fees, etc.).

       C. For new Funds and classes, obtain an Employer or Taxpayer Identification Number and CUSIP numbers, as necessary. Estimate organizational costs and expenses and monitor against actual disbursements.

       D. Arrange for and monitor, if directed by the appropriate Trust officers, the payment of the Trust's and each Fund's or class' expenses (pursuant to the Trust's Rule 18f-3 Plan).

                        MUTUAL FUNDS SERVICE AGREEMENT

                                  SCHEDULE C
                   DESCRIPTION OF TRUST ACCOUNTING SERVICES

 I.    GENERAL DESCRIPTION

 Equitable shall provide the following accounting services to the Trust:

       A. Maintenance of the books and records for the Trust's assets, including records of all securities transactions.

       B. Calculation of each Fund's or class' net asset value in accordance with the Trust's prospectus.

       C. Accounting for dividends and interest received and distributions made by the Trust.

       D. Coordination with the Trust's independent auditors with respect to the annual audit, and as otherwise requested by the Trust.

       E. Consult with the Trust's officers, independent public accountants and other appropriate persons in establishing the accounting policies of the Trust.

       F. As mutually agreed upon, Equitable will provide domestic and/or international reports.


                                      C-1